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                                                                  EXHIBIT 10(s).

[LOGO OF SUPERVALU INC.]


[LETTERHEAD OF SUPERVALU]




                              April 19, 1995



Mr. Gordy Hippen                                 CONFIDENTIAL
SUPERVALU INC.
P.O. Box 990
Minneapolis, MN 55440

Dear Gordy:

          This letter is to outline the terms and conditions of your consulting agreement with SUPERVALU INC. ("SUPERVALU"). You have been an employee of SUPERVALU for many years and have served as a Senior Vice President, rendering guidance, knowledge, experience and counsel to SUPERVALU. Your expertise and experience in the food industry is extremely valuable to us. You will terminate your status as an employee of SUPERVALU effective February 24, 1995, and you are retiring in accordance with the terms and conditions of the SUPERVALU INC. Retirement Plan. Accordingly, it is the desire of SUPERVALU to retain you as an independent contractor/business consultant.

          1. Effective on February 25, 1995, SUPERVALU agrees to engage you as an independent contract/business consultant, and you accept said engagement on the terms and conditions set forth herein. We agree that you are an independent contractor, and SUPERVALU obtains no right of control as to the method or means of accomplishing the work which you agree to perform for SUPERVALU.

          2. You agree to render services in an advisory nature to SUPERVALU as shall be determined from time to time by its CEO or President of Wholesale Foods. This shall include completion of various special projects as may be requested from time to time.

          You shall perform these advisory services upon either the oral or written request of SUPERVALU's President of Wholesale Foods or his designates, and such requests shall be reasonable as to both the nature of the services to be performed by you and their frequency, with the expectation that your services will be required hereunder for an average of approximately 24 hours per week.
We agree that you shall (a) control both the aggregate number of hours worked and substantially all of the scheduling thereof; (b) be free to perform the services to be rendered hereunder at any location consistent with the goals to be accomplished, and you shall not be provided with a principal place of business by SUPERVALU (although you may use SUPERVALU's office facilities in the performance of your advisory services hereunder); (c) be permitted to hire assistance at your own expense to assist in rendering services hereunder; however, it is your personal knowledge and ability which is the primary object of this consulting agreement; (d) render only advisory services on an irregular basis on matters with respect to which you have special competence by reason of your association with SUPERVALU; (e) not be required to comply with detailed orders or instructions, and you shall not be subject to the rules and regulations generally applicable to employees of SUPERVALU; (f) not use SUPERVALU business cards or stationery following your date of retirement; and
(g) not attend officer staff meetings following retirement except to make or participate in reports related to your advisory services.

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          3.  As remuneration for your services, SUPERVALU shall pay you at a rate of One Thousand Two Hundred Dollars ($1,250.00) per day. It is understood you will submit to the President of Wholesale Foods or his designate a monthly statement indicating the number of hours you devoted to your services hereunder during the preceding month. You will be paid for your services on the first day of each month commencing one month after the effective date. SUPERVALU shall also pay you special fees of Fifteen Thousand Dollars ($15,000) upon implementation of the new SUPERVALU pricing paradigm for retail customers and Fifteen Thousand Dollars ($15,000) upon successful implementation of the Customer Interface/Service Initiative. We agree that SUPERVALU shall not withhold federal or state income taxes, social security taxes (Federal Insurance Contributions Act), unemployment insurance taxes (Federal Unemployment Tax Act and related state statutes) or worker's compensation taxes or premiums. Except at your own expense, you shall not be entitled to receive any health insurance, life insurance or any other fringe benefits customarily provided by SUPERVALU to its employees, except to the extent such benefits, if any, are generally made available to SUPERVALU retirees. You shall be reimbursed for reasonable air travel, automobile travel, food and lodging, and other necessary, direct business expenses incurred by you in the performance of the services to be rendered hereunder; provided, however, that you shall receive no reimbursement for such expenses unless the amount of such expenses are shown as a separate line item on your monthly billing and otherwise comply with all relevant rules and regulations of SUPERVALU as authorized by SUPERVALU's President of Wholesale Foods or his designee.

          4. You agree that for a period of one (1) year following the completion of your consulting services with SUPERVALU (a) that you will not become an employee of, or provide similar consulting services to, any entity which owns or operates a grocery wholesale or distribution operation within the continental United States and (b) that you will seek SUPERVALU's prior written consent prior to becoming an employee of, or providing similar consulting services to, any entity which owns or operates retail food stores within the continental United States. Should a potential conflict arise, you agree to consult with the CEO of SUPERVALU before you become involved. Notwithstanding the above, if the value of your IRA investments made with the proceeds of your withdrawals from your accounts under SUPERVALU's qualified retirement plans (the SUPERVALU Retirement Plan (both pension and profit sharing), 401(K) Plan and
ESOP) plus the market value of the shares of SUPERVALU stock you now own should, in the aggregate, decrease by 50% or more during the 12-month period following the expiration of this Agreement from the value of those accounts and shares as of February 28, 1995, then this Agreement shall not prohibit you from providing consulting services to any organization, provided that you first offer your services to SUPERVALU and such services are declined.

          5. Except as otherwise provided herein, this consulting agreement shall terminate on December 31, 1995; however, both parties will review the matter of continuance six months prior to such date. Either party may terminate this Agreement upon ninety (90) days' prior written notice to the other. This Agreement shall also terminate upon your death or complete and total disability.

          6. We agree that you are hereby given notice of your tax responsibilities as an independent contractor including your obligation to pay income taxes and the tax on self-employment income provided for by Section 1401 of the Internal Revenue Code of 1954, as amended, with respect to your remuneration hereunder. SUPERVALU hereby covenants and agrees that for all tax purposes, it shall treat you as an independent contractor and shall provide you with such tax forms or reports as may be required by Section 6041, or any successor provision thereto, or any other provision of the Internal Revenue Code of 1954, whether now in effect or hereafter enacted with respect to the obligations of service recipients and independent contractors.

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We each agree to comply fully with any and all additional information or tax return requirements which may be imposed directly on each of us by the Internal Revenue Code, as amended from time to time, or the Internal Revenue Services with respect to your qualification as an independent contractor hereunder.

          7. Nothing in this letter shall affect your confidentiality and non-disclosure obligations under that certain Employee Confidential Information Agreement, between you and SUPERVALU, which became effective as of February 17, 1994.

          If this letter correctly sets forth your understanding of the terms and conditions of the Consulting Agreement, please so indicate by signing the enclosed copy of this letter in the space indicated below and returning it to me at your earliest convenience.

                              Sincerely,


                              /s/ Michael W. Wright

                              Michael W. Wright
                              Chairman and Chief Executive Officer


UNDERSTOOD AND AGREED:
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/s/ G W Hippen
___________________________
Gordy Hippen

         4/25/95
Date: _______________________

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